Exhibit 10.1

ASSET PURCHASE AGREEMENT

AMONG

CULP, INC.

AND

BODET & HORST USA, LP

BODET & HORST GMBH & CO. KG

DATED AS OF AUGUST 11, 2008

TABLE OF CONTENTS

§ 1	DEFINITIONS	1

§ 2	BASIC TRANSACTION	7

(a)	Purchase and Sale of Assets	7
(b)	Assumption of Liabilities	8
(c)	Preliminary Purchase Price	8
(d)	Post-Closing Purchase Price Adjustment	8
(e)	The Closing	11
(f)	Deliveries at the Closing by Seller	11
(g)	Deliveries at the Closing by Buyer	11
(h)	Consents to Assignment	11
(i)	Allocation	12

§ 3	SELLER’S REPRESENTATIONS AND WARRANTIES	12

(a)	Organization, Etc.	13
(b)	Authorization of Transaction	13
(c)	Non-contravention	13
(d)	Title to Tangible Assets	14
(e)	Inventories	14
(f)	Tangible Personal Property	14
(g)	Recent Changes	14
(h)	Legal Compliance	14
(i)	Intellectual Property	14
(j)	Contracts	15
(k)	Employees	15
(l)	Litigation	15
(m)	Financial Statements	15
(n)	Benefit Plans	16
(o)	Environmental Matters	16
(p)	Disclaimer of Other Representations and Warranties	16

§ 4	BUYER’S REPRESENTATIONS AND WARRANTIES, COVENANTS	16

(a)	Organization of Buyer	16
(b)	Authorization of Transaction	16
(c)	Non-contravention	17
(d)	Independent Investigation	17
(e)	Accounting Expert	17

§ 5	[RESERVED]	18

§ 6	POST-CLOSING COVENANTS	18

(a)	General	18
(b)	Litigation Support	18
(c)	Non-Competition Agreement	18
(d)	Agency Agreement	18
(e)	Employees	20
(f)	Liquidation of Seller	21
(g)	Access to Information	22
(h)	Financial Statements	22
(i)	Trademarks	23
(j)	Cost for Physical Inventory	23

§ 7	[RESERVED]	23

§ 8	REMEDIES FOR BREACHES OF THIS AGREEMENT	23

(a)	Survival of Representations and Warranties	23
(b)	Indemnification Provisions for Buyer’s Benefit	23
(c)	Indemnification Provisions for Seller’s Benefit	24
(d)	Matters Involving Third Parties	24
(e)	Insurance Claims	25
(f)	Claims regarding Non-Culp Suppliers Inventories	25
(g)	Exclusive Remedy	25

§ 9	TERMINATION	25

(a)	Termination of Agreement	25
(b)	Effect of Termination	26

§ 10	MISCELLANEOUS	26

(a)	Press Releases and Public Announcements	26
(b)	No Third-Party Beneficiaries	27
(c)	Entire Agreement	27
(d)	Succession and Assignment	27
(e)	Counterparts	27
(f)	Headings	27
(g)	Notices	27
(h)	Governing Law	28
(i)	Amendments and Waivers	29
(k)	Expenses	29
(l)	Construction	30

2

(m)	Incorporation of Exhibits and Schedules	30
(n)	Tax Matters	30
(o)	Bulk Transfer Laws	30
(p)	Governing Language	31
(q)	Tax Disclosure Authorization	31

3

Table of Exhibits

Exhibit	Name
Exhibit A	Bill of Sale
Exhibit B	Assignment and Assumption Agreement
Exhibit C	IP Assignment Agreement
Exhibit D	Consulting and Development Agreement
Exhibit E	Agency Agreement
Exhibit F	Authorized Dealer Termination Agreement
Exhibit G	Leasehold Assignment and Release Agreement
Exhibit H	Delivery Notice

Table of Schedules

Schedule	Name
Disclosure Schedule - Exceptions to and Other Information Supplementing Representations and Warranties	- § 3(a)(i) Jurisdictions - § 3(d) Title to Assets - § 3(i) IP Rights - § 3(j) Contracts - § 3(k) Seller’s Employees - § 3(l) Litigation - § 3 (n) Benefit Plans
Schedule 1 AA	Schedule of Acquired Assets
Schedule 1 AL	Schedule of Assumed Liabilities
Schedule 1 AC	Schedule of Assumed Contracts
Schedule 1 EA	Schedule of Excluded Assets
Schedule 1 IP	Schedule of Intellectual Property
Schedule 1 PE	Schedule of Prepaid Expenses
Schedule 1 RL	Schedule of Retained Liabilities
Schedule 2 NWC	Schedule Setting Forth Estimated Closing Net Working Capital

4

Schedule 2(a)	Confirmation of RBC Bank
Schedule 6(h)	Schedule of Information Required for Buyer’s SEC Filings
Schedule 6(i)	Schedule of Trademarks

5

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into on August 11, 2008, by and among CULP, INC., a North Carolina corporation (“Buyer”), BODET & HORST USA, LP, a North Carolina domestic limited partnership (“Seller”), and with regard to § 3, § 6(c), § 6(d), § 6(e)(iii), § 6(f), § 6(g), § 6(h), 6(i), § 8 and § 10(k) (and the defined terms in § 1 associated with the foregoing) only, BODET & HORST GMBH & CO. KG (“Shareholder”; Seller and Shareholder collectively referred to as the “Selling Parties”; Buyer and Seller being referred to herein, individually, as a “Party” and collectively as the “Parties”).

WHEREAS, Seller is engaged in, among other things, the business of the sale of running meters of circular knitted double jersey plain and jacquard, circular knitted terry plain and jacquard and circular knitted velour plain and jacquard in the United States, Canada and Mexico; and

WHEREAS, Seller desires to sell, and Buyer desires to purchase and acquire all of the Purchased Assets (as hereinafter defined).

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

§ 1       Definitions

“Accounting Expert” has the meaning set forth in §2(e)(iv).

“Acquired Assets” means (1) all of the fixed assets of Seller described conclusively in Schedule 1 AA, (2) all Inventories related to the Business as of the Closing Date of which Schedule 1 AA includes an indicative list as of July 31, 2008, excluding for the avoidance of doubt any and all Inventories relating to the production and sale of Products to Tempurpedic and any direct or indirect supplier of Tempurpedic, and (3) all assets conclusively listed on Schedule 1 AC, Schedule 1 IP and Schedule 1 PE, but excluding for the avoidance of doubt any Excluded Assets.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, Taxes, Liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Agency Agreement” has the meaning as set forth in §6(d).

“Ancillary Agreements” has the meaning as set forth in §2(f)(iv).

“Assignment and Assumption Agreement” has the meaning as set forth in §2(f)(ii).

“Assumed Liabilities” means (a) any and all liabilities and obligations of the Seller relating to the Business as of the Closing Date as listed indicatively in Schedule 1 AL as of July 29, 2008 and July 31, 2008 respectively or arising after the Closing Date, (b) the Boyteks Assumed Liabilities and (c) any and all liabilities and obligations of the Seller arising from and after Closing under the Assumed Contracts, however, for the avoidance of doubt, Buyer shall also assume any and all liabilities and obligations under the Assumed Contracts that arose prior to Closing, if and to the extent such liabilities and obligations are included in (a) or (b) above, excluding for the avoidance of doubt (1) any liabilities or obligations relating to the production and sale of any products, including but not limited to Products to Tempurpedic and any direct or indirect supplier of Tempurpedic, (2) any and all bank loans of the Seller, (3) any and all liabilities and obligations of the Seller to any related party or affiliate of the Seller, (4) any and all Boyteks Retained Liabilities and (5) any and all Retained Liabilities, in particular Retained Liabilities with regard to the employees of the Seller.

“Bill of Sale” has the meaning as set forth in § 2(f)(i).

“Boyteks” shall mean Boyteks A.S. or any Affiliate of Boyteks A.S. or any direct or indirect supplier of Boyteks A.S.

“Boyteks Assumed Liabilities” shall mean any payables of either Selling Party to Boyteks for any goods or supplies delivered from Boyteks to the Buyer, for which the Buyer has not yet made full payment to either Selling Party on the relating Boyteks Receivables.

“Boyteks Receivables” shall mean any receivable of either Selling Party against the Buyer for the delivery of goods and supplies from Boyteks to the Buyer, including the commission to be paid by the Buyer to either Selling Party for such delivery.

“Boyteks Retained Liabilities” shall mean any payables of either Selling Party to Boyteks not being a Boyteks Assumed Liability.

“Break Fee” shall mean a lump sum amount of $500,000.

“Business” means the sale of running meters of circular knitted double jersey plain and jacquard, circular knitted terry plain and jacquard and circular knitted velour plain and jacquard in the United States, Canada and Mexico as currently conducted by Seller but shall exclude any sales to Tempurpedic and IKEA (such exclusion to cover any indirect sales to Tempurpedic and any indirect sales to IKEA so long as such sales to IKEA are made pursuant to the Agency Agreement).

“Business Day” means a day other than a Saturday, Sunday, or national holiday.

“Buyer” has the meaning set forth in the preface above.

“Cash” means cash and cash equivalents (including marketable securities and short-term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

“Closing” has the meaning set forth in §2(f) below.

“Closing Balance Sheet” has the meaning as set forth in §2(e).

“Closing Date” has the meaning set forth in §2(f) below.

“Closing Net Working Capital” has the meaning as set forth in §2(d).

“Culp Supplier Inventory” shall mean any and all Inventory directly or indirectly delivered to Seller by American Fibers & Yarns Company, O’Mara Incorporated or Unifi, Inc.

“Current Assets” means Inventories held for sale in the Business and which would be of a nature to be included in the Acquired Assets if they were held by the Seller as of the Closing Date.

“Current Liabilities” means current liabilities of the Seller which would be of a nature to be included in the Assumed Liabilities if they were liabilities of the Seller as of the Closing Date.

“Disclosure Schedule” has the meaning set forth in §3 below.

“Environmental Laws” means any statute, law, regulation, order, writ or judicial or administrative determination that relates to the generation, storage, handling, discharge, emission, transportation, treatment or disposal of Hazardous Substances or wastes or to the protection of human health and the environment, including CERCLA, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Clean Water Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, and the Hazardous Material Transportation Act, in each case as amended, and the regulations implementing such acts and the state and local equivalent of such acts and regulations, and common law.

“Excess Net Working Capital” has the meaning as set forth in §2(d)(iii).

“Excess Net Working Capital Payment Amount” has the meaning as set forth in §2(d)(iii).

“Excluded Assets” means any and all assets not constituting Acquired Assets, including Cash and the assets as listed indicatively as of July 28, 2008 in Schedule 1 EA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, including all regulations and other authoritative governmental authority guidance issued with respect thereto.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that is a member of a group of corporations or of trades or businesses (whether or not incorporated) that along with the Seller are treated as a single employer under and for any of the purposes specified in Section 414(b), (c), (m) or (o) of the Code or that is a member of a controlled group within the meaning of Section 4001(a)(14) of ERISA that includes the Seller.

“Financial Statements” means, collectively, the Interim Balance Sheet and the audited balance sheet, income statement and statement of cash flows for the Seller dated as of June 30, 2006 and June 30, 2007 (including the notes thereto.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“General Partner” means Bodet & Horst Corporation, with registered offices at 100 North Tryon Street, Suite 4700, Charlotte, NC, 28202-4003.

“Hazardous Substance” includes each substance identified or designated as such under CERCLA, as well as any other substance or material meeting any one or more of the following criteria:  (i) it is or contains a substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law, (ii) it is toxic, reactive, corrosive, ignitable, infectious, radioactive or otherwise hazardous or (iii) it is or contains, without limiting the foregoing, petroleum hydrocarbons.

“Hired Employees” has the meaning as set forth in §2(g)(iii).

“IKEA” means any entity belonging to the IKEA group companies as further identified under http://www.ikea.com/us/en/.

“Indemnified Party” has the meaning set forth in §8(d) below.

“Indemnifying Party” has the meaning set forth in §8(d) below.

“Intellectual Property” means the designs and related copyrights used in the operation of the Business, including all rights related thereto and all the other intellectual property set forth on Schedule 1 IP.

 “Interim Balance Sheet” means the unaudited balance sheet of the Seller dated as of January 31, 2008.

“Inventories” means all inventories owned by Seller on the Closing Date relating to the Business, wherever located, including all finished goods, work in progress, raw materials and all other materials and supplies to be used and consumed by Seller in the production of finished goods sold by the Seller in the Business (but specifically excluding inventories for sale to Tempurpedic).

“IP Assignment Agreement” has the meaning has set forth in §2(g)(iii).

 “Knowledge” means actual knowledge without independent investigation.

“Liens” means any mortgages, claims, liens, security interests, pledges, escrows, charges, options, easements, conditions, rights-of-way, covenants, leases, subleases, licenses and other occupancy agreements or other restrictions or encumbrances of any kind or character whatsoever.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to the Business of the Seller taken as a whole; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change:  (a) any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in GAAP, (5) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity, (6) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby,  (7) any change in the sales to, ability to fulfill orders from or relationship with Tempurpedic or IKEA, (8) announcement or pendency of the consummation of this Agreement and the transactions contemplated by this Agreement either publicly or to the customers, suppliers, employees and advisors of the Seller or the Business; and (b) any existing event, occurrence, or circumstance with respect to which Buyer has Knowledge as of the date hereof, and (c) any adverse change in or effect on the business of the Seller that is cured before the earlier of (1) the Closing Date and (2) the date on which this Agreement is terminated pursuant to §7 hereof.

“Net Working Capital” means, as of the date of determination, (a) the sum of (i) Current Assets and (ii) Prepaid Expenses, less (b) Current Liabilities, all as associated with the Business and determined as of such date. For the avoidance of doubt, any and all liabilities to any employee of the Seller shall not be part of the Net Working Capital.

“Net Working Capital Deficiency” has the meaning as set forth in §2(d)(iii).

“Net Working Capital Deficiency Payment Amount” has the meaning as set forth in §2(e)(iii).

“Non-Culp Supplier Inventory” shall mean any and all Inventory not directly or indirectly delivered to Seller by American Fibers&Yarn, Omara Inc. or Unifi Manufacturing.

“NWC Determination Date” has the meaning as set forth in §2(d)(ii).

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Outside Date” has the meaning as set forth in §9(a)(ii).

“Party” has the meaning set forth in the preface above.

“Permitted Liens” means (i) the Liens for current Taxes not yet due and payable, and (ii) the Liens imposed by law, such as the Liens of carriers, warehousemen, mechanics, materialmen and landlords, and other similar Liens incurred in the Ordinary Course of Business for sums not constituting borrowed money, that are not overdue.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Plan” means any material employee pension, retirement, profit-sharing, stock bonus, incentive, deferred compensation, stock option, employee stock ownership, hospitalization, medical, dental, vacation, insurance, sick pay, disability, severance or other plan, fund, program, policy, contract or arrangement, whether arrived at through collective bargaining or otherwise, providing employee benefits, including any “employee benefit plan” as that term is defined in Section 3(3) of ERISA, currently maintained by, sponsored in whole or in part by, or contributed to by the Seller, for the benefit of employees, retirees, directors or independent contractors of the Business and their dependents, spouses or other beneficiaries.

“Post Closing Adjustment Amount” has the meaning as set forth in §2(d)(iii).

“Preliminary Purchase Price” has the meaning as set forth in §2(c).

“Prepaid Expenses” shall include all expenses prepaid by the Seller prior to Closing Date, which items are described in Schedule 1 PE.

“Products” means circular knitted double jersey plain and jacquard, circular knitted terry plain and jacquard, and circular knitted velour plain and jacquard if and to the extent these products shall be used in any way for the mattress industry and/or the mattress ticking industry.

“Purchase Price” has the meaning set forth in §2(c) below.

“Responsible Officer” means Gerd-Hermann Horst and Jerry Pratt.

“Retained Liabilities” means any all liabilities not constituting Assumed Liabilities, including (a) the liabilities as listed indicatively as of July 29, 2008 and July 31, 2008 respectively in Schedule 1 RL, (b) any liabilities associated with the matters described in § 3(l) of the Disclosure Schedule, (c) any Boyteks Retained Liabilities, (d) any professional fees for legal, tax or accounting services and (e) any liabilities associated with or related to (i) any delinquencies in any payments owed to any Hired Employee for any wages, salaries, commissions, bonuses or other compensation for any services performed by them for the Seller up to the Closing Date or amounts required to be reimbursed to such employees for such services, (ii) any loans or other obligations payable or owing by the Seller to any officer, director or employee of the Seller with respect to the Business, however, for the avoidance of doubt, excluding any liabilities of the Seller to the Hired Employees which shall be the responsibility of the Buyer according to §6(e).

“Seller” has the meaning set forth in the preface above.

“Seller Contracts” means the contracts and other agreements listed in Schedule 1 AC.

“Seller’s Accounting Practices” means GAAP, subject to being on a consistent basis with the accounting policies and practices used by the Seller in the preparation of its audited financial statements for fiscal year ended June 30, 2007.

“Statement of Objection” has the meaning set forth in §2(d)(ii) below.

“Survival Period” shall mean, with respect to any representation or warranty contained in §3 or §4 hereof, a period of one (1) year starting on and including the Closing Date except for the guarantee of the Buyer under §4(e) hereof, for which the period shall not lapse before the determination of the Closing Balance Sheet and the Closing Net Working Capital is final and binding between the Parties (provided, however, that no matters involving fraud shall be subject to any Survival Period).

“Tangible Personal Property” means all machinery, equipment, tools, furniture, office equipment, fixtures, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind included in Schedule 1 AA (which schedule is intended to set forth all such types of property relating to the operation of the Business).

“Tempurpedic” means any entity belonging to the Tempurpedic International, Inc group companies as further identified under http://www.tempurpedic.com.

“Territory” means USA, Canada and Mexico.

“Transfer Date” has the meaning set forth in §6(d)(ii) below.

“Transfer Employees” has the meaning set forth in §6(e)(iii) below.

“Third-Party Claim” has the meaning set forth in §8(d) below.

§ 2       Basic Transaction

(a) Purchase and Sale of Assets.  On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, and deliver to Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this §2. For the avoidance of doubt the Parties wish to clarify that any and all receivables of the Seller shall not be transferred to the Buyer, but shall remain with the Seller and that as far as receivables of the Seller against the Buyer are concerned, the Buyer shall settle these receivables in the Ordinary Course of Business, including any and all outstanding Boyteks Receivables.

The Acquired Assets specified in §3(d) of the Disclosure Schedule are encumbered by liens of RBC Bank, 200 Providence Road Suite 300, Charlotte, NC 28207 (“RBC Bank”). RBC Bank will release the liens upon payment of an amount equal to US$ 204,900.08 according to the confirmation of RBC Bank attached hereto as Schedule 2(a) or any other amount as indicated from the Seller to the Buyer on or prior to Closing in writing (it being understood that any such amounts paid at Closing to RBC Bank by Buyer will be deducted from the amount received by Seller at Closing).

(b) Assumption of Liabilities.  On and subject to the terms and conditions of this Agreement, Buyer agrees to assume, discharge, perform and be responsible for all of the Assumed Liabilities at the Closing.  Buyer will not assume discharge, perform or be responsible, however, with respect to any other obligation or liability of Seller that is not expressly included within the definition of Assumed Liabilities, it being understood that such other obligations and liabilities (referred to herein as “Retained Liabilities”) will be retained by the Seller.

(c) Preliminary Purchase Price.

The consideration paid by the Buyer for the Acquired Assets will consist of the following:

(i)       the payment of US$10,500,000 (the “Preliminary Purchase Price”), as may be adjusted pursuant to §2(d) below (as so adjusted, the “Purchase Price”);

 (ii)     the assumption of the Assumed Liabilities.

Post-Closing Purchase Price Adjustment.

(i)                          Closing Statement.  As soon as reasonably practicable following the Closing Date, and in any event within thirty (30) days after the Closing Date, Seller shall prepare and deliver to Buyer:  (i) an unaudited consolidated balance sheet for the Business (“Closing Balance Sheet”) as of the end of the day on the Closing Date and (ii) a calculation of the combined Net Working Capital (the “Closing Net Working Capital”) as determined from the Closing Balance Sheet.  The Closing Balance Sheet shall be prepared on a consistent basis with the Sellers’ Accounting Practices.

In the event Inventories need to be written off according to Sellers’ Accounting Practices or applicable accounting rules on the Closing Balance Sheet, such write offs shall not be reflected in the Closing Net Working Capital.

(ii)                         Adjustment to and Final Closing Net Working Capital; Resolution of Disputes.  If the Buyer disagrees with the calculation of the Closing Net Working Capital or any element of a Closing Balance Sheet relevant thereto, Buyer shall notify Seller of such disagreement in writing (the “Statement of Objection”), setting forth in reasonable detail the particulars of such disagreement and providing its calculation in reasonable detail of the Closing Net Working Capital within thirty (30) days after its receipt of the Closing Balance Sheet.   In the event Buyer does not provide such Statement of Objection within such thirty (30) day period (or earlier provides written notice of its acceptance of the calculations of Closing Net Working Capital prepared by Seller), Buyer shall be deemed to have accepted the Closing Balance Sheets and the calculation of the Closing Net Working Capital delivered by Seller, which shall, in the absence of fraud or manifest error, be final, binding and conclusive for purposes of this §2(d).  In the event any Statement of Objection is timely provided, Seller and Buyer shall use commercially reasonable efforts for a period of fifteen (15) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of Closing Net Working Capital.  If, at the end of such period, they are unable to resolve such disagreements, then all issues having a bearing on such disagreement shall be referred to the Accounting Expert for resolution in accordance with §2(d)(iv).  The date on which the Closing Net Working Capital is finally determined in accordance with this §2(d) is hereinafter referred to as the “NWC Determination Date.”

(iii)                        Working Capital Adjustment Calculation.  In the event that Closing Net Working Capital is not equal to the estimated closing net working capital and as set forth on Schedule 2 NWC attached hereto (“Estimated Closing Net Working Capital”), there shall be calculated a “Post Closing Adjustment Amount”, equal to the difference between (x) the Closing Net Working Capital and (y) the Estimated Closing Net Working Capital.

(A)                                    In the event that the Closing Net Working Capital is greater than the Estimated Closing Net Working Capital, such excess is referred to herein as the “Excess Net Working Capital.”

(B)                                    In the event that the Closing Net Working Capital is less than the Estimated Closing Net Working Capital, such deficiency is referred to herein as the “Net Working Capital Deficiency.”

(C)                                    If there is a Net Working Capital Deficiency, within five (5) Business Days of the NWC Determination Date, Seller shall pay to Buyer one hundred percent (100%) of any Net Working Capital Deficiency (such amount shall be referred to herein as the “Net Working Capital Deficiency Payment Amount”).  Any such Net Working Capital Deficiency Payment Amount shall be paid by wire transfer of immediately available funds to the account(s) designated in writing by Buyer.

(D)                                    If there is Excess Net Working Capital, within five (5) Business Days of the Determination Date, Buyer shall pay to Seller one hundred percent (100%) of any Excess Net Working Capital (such amount shall be referred to herein as the “Excess Net Working Capital Payment Amount”).  Any such Excess Net Working Capital Payment Amount shall be paid by wire transfer of immediately available funds to the account(s) designated in writing by Seller.

(iv)                         Resolution of Adjustment Disputes.  The “Accounting Expert” means, for the purposes of this Agreement, McGladrey & Pullen, or in the event that such firm is unable or unwilling to take on such assignment, such other accounting firm as is mutually agreed to by Seller and Buyer.  The Accounting Expert shall, in resolving any disagreements referred to it pursuant to §2(d), act as an expert and not an arbitrator.  The parties will reasonably cooperate with the Accounting Expert during the period of the Accounting Expert’s engagement.  The Accounting Expert shall determine as promptly as practicable (but in no event later than thirty (30) days following its engagement), and as applicable depending on which (if any) matters are referred to it pursuant to §2(d), whether with respect to Closing Net Working Capital (A) the Buyer’s preparation of the Closing Balance Sheet or calculations of the Closing Net Working Capital was in accordance with GAAP or the Seller’s Accounting Practices, (B) the amounts set forth in the Closing Balance Sheets or the Closing Net Working Capital were obtained from and in accordance with the books and records of the Buyer relating to the Acquired Assets and Assumed Liabilities and in a manner consistent with the Sellers’ Accounting Practices, and/or (C) there were any errors of fact or mathematical errors in the Closing Balance Sheet or the Closing Net Working Capital.  In resolving a disputed item, the Accounting Expert may not assign a value to any particular item greater than the greatest value for such item claimed by either Party to the dispute or less than the smallest value for such item claimed by either such Party, in each case as presented in writing to the Accounting Expert.  Within fifteen (15) days after the engagement of the Accounting Expert, Seller and Buyer shall present their respective positions with respect to the items set forth in the Statement of Objections in the form of a written binder of supporting materials to the Accounting Expert and the other Party to the dispute and no ex parte conferences, oral examinations, testimony, depositions, discovery or other form of evidence gathering or hearings shall be conducted or allowed; provided that, at the Accounting Expert’s request, or as mutually agreed by Seller and Buyer, Seller and Buyer may meet with the Accounting Expert so long as representatives of both Seller and Buyer are present.  The supporting binders shall set forth the arguments supporting the applicable Party’s position, along with such supporting materials and other information (including facts and figures) as such Party shall desire.  Seller and Buyer will also furnish to the Accounting Expert such other work papers, documentation and information directly relating to the disputed items as the Accounting Expert may reasonably request.  The Buyer may require that the Accounting Expert enter into a customary form of confidentiality agreement with respect to the work papers and other documents and information regarding the Acquired Assets and Assumed Liabilities provided to the Accounting Expert pursuant to this § 2(d)(iv).  Seller and Buyer will each use their commercially reasonable efforts to cause the Accounting Expert to deliver to Seller and Buyer its determination in writing within thirty (30) days following its engagement, which determination shall be made subject to the definitions and principles set forth in this Agreement and shall be binding on both Seller and Buyer (i) consistent with either the position of Seller or Buyer or (ii) between the positions of Seller and Buyer.  In the absence of fraud or manifest error, the determination of the Accounting Expert shall be final, conclusive and binding on the Parties.  The fees and expenses of the Accounting Expert shall be allocated ratably among Seller, on the one hand, and Buyer, on the other hand, in the same proportion that the aggregate dollar amount of items unsuccessfully disputed by each such party (as finally determined by the Accounting Expert) bears to the aggregate dollar amount of all disputed items submitted to the Accounting Expert.  With respect to other costs, Seller, on one hand, and Buyer, on the other hand, shall pay their own costs in connection with the determination made pursuant to this §2(e)(iv), including the fees and expenses of their respective attorneys and accountants, if any.

(v)                          Adjustments to Purchase Price.  The purpose of §2(d) is to determine the Purchase Price to be paid by the Buyer under this Agreement.  Accordingly, any adjustment pursuant to such section will neither be deemed to be an indemnification pursuant to Article 8, nor preclude the Buyer from exercising any indemnification rights pursuant to Article 8.  Any payment made pursuant to §2(d) will be treated by the parties for all purposes as an adjustment to the Preliminary Purchase Price.

(e) The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on date of signing of this Agreement or such other date as the Parties may mutually determine (the “Closing Date”).

Deliveries at the Closing by Seller.  At the Closing Seller will deliver to Buyer:

(i)                          a bill of sale in the form of Exhibit A for all of the Acquired Assets that are tangible personal property (the “Bill of Sale”), executed by Seller;

(ii)                         an assignment and assumption agreement in the form of Exhibit B for all of the Acquired Assets that are intangible personal property (other than Intellectual Property) (which assignment will also contain Buyer’s undertaking and assumption of the Assumed Liabilities) (the “Assignment and Assumption Agreement”), executed by Seller;

(iii)                        an assignment agreement in the form of Exhibit C for Intellectual Property (“IP Assignment Agreement”) included in the Acquired Assets, executed by Seller;

(iv)                         the Consulting and Development Agreement, Leasehold Assignment and Release Agreement, Agency Agreement and Authorized Dealer Termination Agreement in the forms as Exhibits D through G (collectively referred to as “Ancillary Agreements”), executed by Seller or the other applicable party thereto;

Deliveries at the Closing by Buyer.   At the Closing, Buyer will

(i)                          pay (x) USD 10,295,099.92 by wire transfer to the Seller to a bank account specified by Seller and (y) USD 204,900.08 or any other amount as indicated by Seller in writing to the Buyer according to §2(a) hereof to the account of RBC Bank as indicated in Schedule 2(a); for the avoidance of doubt, the Seller shall be entitled to demand payment from the Buyer of the amount indicated by RBC Bank in writing required for the release of the liens on the Acquired Assets specified on §3(d) of the Disclosure Schedule only to RBC Bank;

(ii)                         deliver the Ancillary Agreements, executed by Buyer;

(iii)                        deliver evidence satisfactory to Seller that Buyer has offered employment to the persons specified on §3(k) of the Disclosure Schedule (the “Hired Employees”) on substantially the same employment terms and with substantially the same benefits as such Hired Employees receive from Seller (it being acknowledged that, for purposes of the foregoing, the Buyer’s existing benefits are substantially the same as the Seller’s).

(iv)                         a delivery notice duly signed by the Buyer in the form as set forth in Exhibit H (“Delivery Notice”).

(h) Consents to Assignment.  Seller Contracts requiring the consent of a third-party in order to assign the same are so indicated on Schedule 1 AC.  To the extent that the assignment of any Seller Contract requires the consent of another person, this Agreement will not constitute an agreement to assign such Seller Contract if an attempted assignment would constitute a breach thereof.  Buyer will use all reasonable efforts to obtain any required consents to the assignment of each Seller Contract. If and as long as a required consent to the assignment of a Seller Contract is not obtained, Seller and Buyer will put each other in a position they would be if such Seller Contract had been validly assigned to the Buyer on the Closing Date.  Seller will cooperate with Buyer to provide for Buyer the risks and benefits associated with such Seller Contract, including enforcement, at the cost of and for the benefit of Buyer, of any and all rights of Seller against any other party.  The Buyer shall indemnify the Seller for all and any liabilities under Seller Contracts that become due on or after the Closing Date.  The Seller will exercise all rights under such Seller Contracts according to the instructions and at the costs of the Buyer.  The Seller is entitled to duly terminate such Seller Contract if the Buyer fails in obtaining the consent of all other parties to the assignment of the respective Seller Contract within 6 (six) months after the Closing Date.

(i) Allocation. Seller shall prepare an allocation of the Purchase Price (and all other capitalized costs) among the Acquired Assets in accordance with Code §1060 and the Treasury regulations thereunder. Such amounts will be adjusted in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder as a result of any adjustments to the Preliminary Purchase Price pursuant to §2(d) hereof or any other provision of this Agreement.  Seller shall deliver such proposed allocation to Buyer within 60 days after the Closing Date. Such proposal shall be subject to the approval of the Buyer, which approval shall be timely and not unreasonably withheld.  Upon such approval, Seller and Buyer and its Affiliates shall report, act and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation as is agreed upon. Buyer shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Seller may reasonably request to prepare such allocation. The Seller and the Buyer (x) will be bound by the allocation contained in the allocation schedule for purposes of determining any and all consequences with respect to taxes of the transactions contemplated herein, (y) will prepare and file all tax returns to be filed with any tax authority in a manner consisting with the allocation schedule, and (z) will take no position inconsistent with the allocation schedule on any tax return, any discussion with or proceeding before any tax authority, or otherwise.  In the event that the allocation schedule is disputed by any tax authority, the party receiving notice of such dispute will promptly notify the other party thereof and both parties will defend the allocation schedule in all reasonable ways.

§ 3       Seller’s Representations and Warranties

Seller and the Shareholder jointly and severally represent and warrant to Buyer that the statements contained in this §3 are correct and complete as of the date of this Agreement, except as set forth in the Disclosure Schedule accompanying this Agreement and initialed by the Parties (the “Disclosure Schedule”) (it being understood that the Shareholder shall have no responsibility for any of the following representations and warranties that do not relate specifically to the Shareholder, unless the Seller fails to perform its obligations as set forth in §6(f)).

(a) Organization, Etc.

(i)                          The Seller is a domestic limited partnership duly formed, validly existing and in good standing under the laws of the State of North Carolina.  The General Partner is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina.  The Seller has full limited partnership power and authority to own or use the Acquired Assets and to conduct its business as presently conducted.  The General Partner has full [corporate] power and authority to act as general partner of the Seller and to enter into this Agreement and to consummate the transactions contemplated hereby on behalf of the Seller.  Unless disclosed in § 3(a)(i) of the Disclosure Schedule, the Seller is duly qualified to do business as a limited partnership and is in good standing in all the states, provinces and jurisdictions in which either the nature of the activities of the Seller, or the ownership or use of the Acquired Assets, makes such qualification necessary, except where failure to so qualify would not reasonably be expected to have a Material Adverse Effect.  No other jurisdiction has given written notice to the Seller indicating that the Seller should be qualified in any other jurisdiction.

(ii)                         Shareholder is a limited liability partnership duly formed, validly existing and in good standing under the laws of Germany.

(b) Authorization of Transaction.  The General Partner has the absolute and unrestricted right, authority, power and capacity to (i) execute and deliver this Agreement and each certificate, document and agreement to be executed by the Seller in connection herewith on behalf of the Seller (the certificates, documents and agreements to be executed by the General Partner on behalf of the Seller or by the Shareholder in connection with this Agreement, collectively, the “Seller Documents”) and (ii) perform the obligations of the Seller hereunder and thereunder.  The Shareholder has the absolute and unrestricted right, authority, power and capacity to (i) execute and deliver each Seller Document to which it is party and (ii) perform the obligations of the Shareholder hereunder and thereunder.  The execution and delivery of this Agreement and the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Seller, the General Partner and the Shareholder, and no other proceedings on the part of the Seller, the General Partner or the Shareholder are necessary to authorize this Agreement or any Seller Document or to consummate the transactions contemplated hereby or thereby.  This Agreement has been duly and validly executed and delivered by the General Partner on behalf of the Seller and the Shareholder and constitutes a legal, valid and binding obligation of each of the Seller and the Shareholder, enforceable against such Party in accordance with its terms.  Upon execution and delivery by the Seller, the General Partner and the Shareholder of each Seller Document to which it is a party, such Seller Document shall constitute a legal, valid and binding obligation of the Seller, the General Partner and the Shareholder in each case enforceable against it in accordance with its terms.

(c) Non-contravention.  To the Knowledge of any Responsible Officer, the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above), will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or any provision of the charter or bylaws of Seller.

(d) Title to Tangible Assets.  Except as set forth in §3(d) of the Disclosure Schedule, Seller owns good and valid title to all of the Acquired Assets, whether tangible or intangible, that it purports to own, including all of the Acquired Assets reflected on the Interim Balance Sheet (except for Acquired Assets held under capitalized leases and Acquired Assets sold since the date of the Interim Balance Sheet in the Ordinary Course of Business), free and clear of all the Liens except for the Permitted Liens.

(e) Inventories.

(i)                          To the Knowledge of any Responsible Officer, all Non-Culp Suppliers Inventories are in all material aspects of a quality useable and with respect to finished goods, sellable in the Ordinary Course of Business, except where provided for on the Seller’s books and records.

(ii)                         To the Knowledge of any Responsible Officer, the Seller has not caused any damage to the Culp Suppliers Inventories that would impair their quality in any material aspect and with respect to finished goods, would make them non-sellable in the Ordinary Course of Business, except where provided for on the Seller’s books and records. Any damage to the Culp Suppliers Inventories caused by any subcontractor of the Seller processing the Culp Suppliers Inventories shall not be imputed to the Seller.

(iii)                        The Seller shall not be liable under §3(e)(i) and (ii) for any damages to the Inventories that have been caused by Beverly Knits or Colortex USA or an independent contractor of the Seller transporting or otherwise handling the Inventories.

(iv)                         All of the Inventories are located on the real property leased by the Seller from Affiliates of the Buyer, are kept with Beverly Knits, Colortex USA or are in transit.

(f) Tangible Personal Property.  To the Knowledge of any Responsible Officer, each item of Tangible Personal Property of Seller that will be included in the Acquired Assets is in all material aspects in good operating condition and repair, ordinary wear and tear excepted and is suitable for immediate use in the Ordinary Course of Business.

(g) Recent Changes.  Since January 31, 2008, there has not been any Material Adverse Change.  Other than the entry into this Agreement, since January 31, 2008, the Seller has not engaged in any practice, taken any action, or entered into any material transaction outside the Ordinary Course of Business.

(h) Legal Compliance.  To the Knowledge of any Responsible Officer, the Seller has complied in all material respects with all applicable laws (including statutes, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof).

(i)                Intellectual Property.

  §3(i) of the Disclosure Schedule identifies each patent or registration in respect of any other item of intellectual property of the Seller, identifies each pending patent application or other application for registration that Seller has made with respect to any of its intellectual property, and identifies each material license, agreement, or other permission that Seller has granted to any third party with respect to any of its intellectual property (including the Intellectual Property).  To the Knowledge of the Responsible Officers (i), the use by the Seller of the Intellectual Property in connection with the Business does not infringe on the rights of any third party with respect to such Intellectual Property, and (ii) no third party is currently making use of such Intellectual Property in a manner that infringes on the rights of the Seller therein.

(j) Contracts.  §3(j) of the Disclosure Schedule lists all Seller Contracts and all other contracts and other agreements to which the Seller is a party and the performance of which will involve consideration in excess of $50,000.  Seller has delivered to Buyer a correct and complete copy of each written Seller Contract (as amended to date) listed in §3(j) of the Disclosure Schedule.

(k) Employees.

(i)                          §3(k) of the Disclosure Schedule contains an accurate list of the following information for each Hired Employee of the Seller:  name; job title; date of birth; date of hiring; whether employment is subject to the terms of any employment agreement; current compensation paid or payable, any disability status, terms of severance (if any), and sick and vacation leave accrued.  To the Knowledge of any Responsible Officer, no Hired Employee plans to refuse to accept employment with Buyer.

(ii)                         To the Knowledge of any Responsible Officer, no Hired Employee with respect to the Business is a party to, or otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such Hired Employee and any other Person that in any way has adversely affected up to the Closing Date (i) the performance of his or her duties as an employee of the Seller, (ii) the ability of the Seller to conduct the Business or (iii) the ability of such individual to assign to the Seller any rights under any invention, improvement or discovery.

(iii)                        The Seller has provided to the Buyer access to true and complete copies of all employment manuals of the Seller.

(iv)                         There are no outstanding EEOC, OSHA or workers compensation claims with respect to the Buyer or the Business.

(l) Litigation.  Except as set forth in §3(l) of the Disclosure Schedule, there is no suit, claim, action or proceeding pending or, to the Knowledge of any Responsible Officer, threatened, against Seller with respect to the Business.

(m) Financial Statements.  The Seller has delivered to the Buyer true and correct copies of each of the Financial Statements.  As far as the Financial Statements have been audited, they have been prepared in accordance with GAAP.  All Financial Statements (i) present the results of operations, cash flows and financial position of the Seller or the periods and as of the dates referred to therein (as far as the Financial Statements have been audited, all in accordance with GAAP), and (ii) are consistent with the books and records of the Seller.

(n) Benefit Plans.  Except as set forth in §3(n) of the Disclosure Schedule, neither the Seller nor any ERISA Affiliate thereof maintains, participates in or contributes to any Plans.

(o) Environmental Matters.  To the Knowledge of any Responsible Officer, except as would not reasonably be expected to have a Material Adverse Effect, the Seller has not caused any contamination or pollution of the soil or the ground water of the property, on which Seller’s Business has been conducted in the past by an act or omission that has not been in compliance with any Environmental Laws, including but not limited to the improper handling of Hazardous Substances. The Seller shall not be liable to the Buyer hereunder if and to the extent the circumstances leading to a breach of this guarantee also constitute a breach by the Seller of the lease agreement entered into between the Seller and Partnership 52 Associates dated January 1, 2005 as amended by an undated amendment.

(p) Disclaimer of Other Representations and Warranties.  Except as expressly set forth in this §3, Seller makes no representation or warranty, express or implied, at law or in equity, in respect of any of its assets (including, without limitation, the Acquired Assets), liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.  Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in this §3, Buyer is purchasing the Acquired Assets on an “as-is, where-is” basis.  Without limiting the generality of the foregoing, Seller makes no representation or warranty regarding any assets other than the Acquired Assets or any liabilities other than the Assumed Liabilities, and none shall be implied at law or in equity.

§ 4       Buyer’s Representations and Warranties, Covenants

Buyer represents and warrants to Seller that the statements contained in this §4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §4), except as set forth in the Disclosure Schedule.  The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §4.

(a) Organization of Buyer.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of North Carolina.

(b) Authorization of Transaction.  Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions.  The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

(c) Non-contravention.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject.  Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in §2 above), other than certain required consents of parties to certain contracts, which consents will have been obtained as of the Closing.

(d) Independent Investigation.  The Buyer has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, and prospects of the Business, which investigation, review and analysis was done by the Buyer and its representatives.  The Buyer acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Business for such purpose.  In entering into this Agreement, the Buyer acknowledges that it has relied in part upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Seller or its representatives (except the Seller Representations and the Disclosure Schedule).  The Buyer hereby acknowledges and agrees that (a) other than the Seller Representations, none of the Seller, any other member of the Seller Group, or any of their respective officers, directors, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Business, the Acquired Assets or the Assumed Liabilities including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the Business by the Buyer after the Closing in any manner or (iii) the probable success or profitability of the Business after the Closing, and (b) other than the indemnification obligations of the Seller and the Shareholder set forth in § 8 and subject to the limitations in § 6(f) hereof, none of the Selling Parties, or any of their respective officers, directors, employees or representatives will have or will be subject to any liability or indemnification obligation to the Buyer or any other person resulting from the distribution to the Buyer, its Affiliates or representatives of, or the Buyer’s use of, any information relating to the Business including, without limitation, any descriptive memoranda, summary business descriptions or any information, documents or material made available to the Buyer or its representatives, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Buyer or in any other form in expectation of the contemplated transactions.

(e)                Accounting Expert

The Buyer represents that neither the Buyer nor any of its affiliates has had any business relationship with the Accounting Expert in the last five years before the Closing Date or will enter into any with the Accounting Expert until the determination of the Closing Balance Sheet and the Closing Net Working Capital is final and binding between the Parties.

§ 5       [Reserved]

§ 6       Post-Closing Covenants

The Parties agree as follows with respect to the period following the Closing:

(a) General.  In case at any time after the Closing any further actions are necessary to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under §8 below).

(b) Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefore under §8 below).

(c) Non-Competition Agreement.

(i)                          Each of the Seller and the Shareholder acknowledges that (A) the Business maintains relationships with customers and suppliers throughout the Territory; (B) the Products and services related to the Business are marketed throughout the Territory; (C) the Business competes with other businesses that are or could be located in any part of the world; (D) the Buyer has required that each of the Seller and the Shareholder make the covenants set forth in this §6(c) as a condition to the Buyer’s consummation of the transactions contemplated by this Agreement and would not otherwise consummate such transactions; (E) the provisions of this §6(c) are reasonable and necessary to protect and preserve the Buyer’s interests in the Business and the operation of the Business from and after the Closing Date; (F) the Seller and the Shareholder will benefit from the consummation of the transactions contemplated by this Agreement; and (G) the Buyer would be irreparably damaged if the Seller or the shareholder or any of their respective Affiliates were to breach the covenants set forth in this §6(c).

(ii)                         As an inducement for the Buyer to enter into this Agreement and in consideration for the Buyer’s consummation of the transactions contemplated hereby (including the payments made to the Seller in connection with such consummation), with the intent to maintain a collaborative relationship between the Parties, each of the Seller and the Shareholder agrees that for a period of six years following the Closing Date (such period, the “Term”), such Selling Parties shall not sell running meters of Products in the Territory, excluding, for the avoidance of doubt, (x) any sewn panel mattress covers and sewn single jersey fire protectors/socks, and (y) the sale of all and any products to IKEA and/or any direct or indirect suppliers of IKEA in the Territory (it being understood that nothing herein shall limit the Buyer’s ability to sell products to IKEA or any direct or indirect supplier of IKEA) and (z) the sale of any and all Products, sewn panel mattress covers and sewn single jersey fire protectors/socks to Tempurpedic and/or any direct or indirect suppliers of Tempurpedic (the exception set forth in this clause (z) being referred to as “Seller’s Tempurpedic Exception”).  The Buyer and its affiliates may not sell or deliver any Product, sewn panel mattress covers and sewn single jersey fire protectors/socks to Tempurpedic and/or any direct or indirect suppliers of Tempurpedic (the “Buyer’s Tempurpedic Restriction”). In the event that a majority of shares in Tempurpedic or a substantial portion of the assets of the Tempurpedic business are sold to a third-party (a “Successor Business”), then for purposes of this § 6(c)(ii) the Seller and the Shareholder shall not have the benefit of the Seller’s Tempurpedic Exception and the Buyer shall not be bound by the Buyer’s Tempurpedic Restriction, except to the extent that the Successor Business either (x) operates such Tempurpedic business through a separate subsidiary or other distinct business unit or (y) relates to or involves Tempurpedic-branded visco foam mattresses.

(iii)                        The foregoing restriction under §6(c)(ii) is limited to direct sales of running meters of Products by Selling Parties or Selling Parties’ affiliates or representatives in the Territory.  The Selling Parties agree that, in the event the Buyer obtains knowledge thereof, the Buyer may inform either Selling Party of any distributor or agency or similar arrangement with which either Selling Party has established a distributor, agency or similar commercial arrangement that permits the sale of running meters of Products into the Territory, whether such distributor or agency is supplying the running meters of Products to the Territory.  In the event the Buyer so informs either Selling Party, the Selling Parties shall use their reasonable best efforts to prevent the distributor or agency to supply such Products to the Territory. If the distributor or agency does not cease to supply running meters of the Products to the Territory within 2 months after the Selling Parties have been informed by Buyer, the Selling Parties shall terminate the distributor, agency or similar commercial arrangement with the respective distributor or agency, whereas the termination shall be effective at the earliest possible date in accordance with the terms and conditions of such arrangement. Any sale of running meters of Products into the Territory by any such distributor or agent after (1) the termination has become effective and (2) the distributor or agency has sold off any running meters of Products on stock delivered by either Selling Party under the terminated distribution, agency or similar commercial arrangement shall constitute a violation of this § 6(c), unless the running meters of Products such distributor or agency is supplying into the Territory have not been delivered by the Selling Parties or any Affiliates of the Selling Parties.

(iv)                         In the event of a breach by the Seller, the Shareholder or any of their respective Affiliates of any covenant set forth in this §6(c), the Term of such covenant with respect to such Person shall be extended by the period of the duration of such breach.

(v)                          If any provision or part of this §6(c) is unenforceable because of its duration or its geographic coverage, or because it is too expansive in any other respect, the parties hereto agree to modify this §6(c), and that the court making such determination shall have the power to interpret and modify this §6(c), to reduce the duration, the geographic coverage, or such other provision and to delete specific words or phrases herefrom (“blue-penciling”), so that this §6(c) shall extend over the longest time, the largest geographic area and in any other respect as is enforceable under applicable law and, in its reduced or blue-penciled form, such provision shall then be enforceable and shall be enforced.

(vi)                         The parties to this Agreement agree that the covenants in this Agreement impose a reasonable restraint on the Seller and the Shareholder and their respective Affiliates in light of the activities and business of the Buyer and its Affiliates.  In addition, the restrictions set forth in this §6(c) as to the Seller and the Shareholder may be waived in writing by the board of directors of the Buyer, upon the written request of such Person.

(vii)                        Each of the Seller and the Shareholder acknowledges that the injury that would be suffered by the Buyer as a result of a breach of the provisions of this Agreement (including any provision of this §6(c) would be irreparable and that an award of monetary damages alone to the Buyer for such a breach would be an inadequate remedy.  The Buyer shall have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Buyer shall not be obligated to prove actual damages or to post bond or other security in seeking such relief.

(d) Agency Agreement.  The Selling Parties and the Buyer will enter into the Agency Agreement attached as Exhibit F.

(e) Employees.

(i)                          Effective as of the Closing Date, Buyer shall offer employment to each Hired Employee (including those on vacation, approved leave of absence, or long or short term disability) on terms and conditions consistent with this §6(e).  Except as otherwise specifically set forth in this §6(e), neither Seller nor any of its Affiliates shall have any responsibility whatsoever for any liabilities and obligations which relate in any way to any Hired Employee or any current or former employee of the Seller (except for any such liabilities or obligations that shall have arisen prior to the Closing), and Buyer and its Affiliates shall be responsible for satisfying all liabilities and obligations arising from and after Closing which relate in any way to any Hired Employee of the Seller and any severance payments owed upon termination of such employees by Seller and subsequent hiring of such employees by Buyer, irrespective of whether such severance payments become due before, on or after Closing or whether the Hired Employees accepted the offer of the Buyer.  Seller and Buyer shall each cooperate with the other and shall provide to the other such documentation, information and assistance as is reasonably necessary to effect the provisions of this §6(e).  Buyer shall deliver to Seller, a reasonable period of time prior to distribution, copies of any offer letter (or other material correspondence with Hired Employees to be made prior to the Closing Date) for Seller’s review and comment.  Buyer will exercise its reasonable best efforts, subject to any applicable requirements of law, to ensure that the benefit plans of the Buyer treat employment with Seller prior to the Closing Date the same as employment with any of Buyer and its subsidiaries from and after the Closing Date for purposes of eligibility, vesting, and benefit accrual.

(ii)                         Nothing in this §6(e) shall create any third party beneficiary right in any Person other than the parties to this Agreement, including any current or former Hired Employee, any participant in any Plan, or any dependent or beneficiary thereof, or any right to continued employment with the Seller, Buyer or any of their respective Affiliates.  Nothing in this §6(e) shall constitute an amendment to any Plan or any other plan or arrangement covering Hired Employees.  Seller and Buyer shall each cooperate with the other and shall provide to the other such documentation, information and assistance as is reasonably necessary to effect the provisions of this §6(e).  In the event that Buyer or the Seller or any of their respective successors and assigns (i) consolidates with or merges into any person and is not the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its assets to any person or entity, then, in each case, proper provision shall be made so that the successors and assigns of Buyer or the Seller honor the obligations of Buyer set forth in this §6(e).

(iii)                        Throughout the two-year period immediately after the Closing, neither the Seller nor the Shareholder shall, nor shall either Seller or the Shareholder permit any of its Affiliates to, at any time, directly or indirectly, entice away any of the Hired Employees from the Buyer without the prior written consent of the Buyer (which written consent shall be effective only as to the Hired Employee specified therein and to no other Person, and such written consent shall not be unreasonably withheld for those Transfer Employees that are terminated by the Buyer). The foregoing sentence shall apply mutatis mutandis to the Buyer with respect to the employees of the Seller.

(f) Liquidation of Seller.

(i)                          Until the later of (1) the expiration of the Survival Period and (2) the date as of which all indemnification claims (x) that shall have been asserted by Buyer in writing against the Seller on or before the date of expiration of the Survival Period and (y) with regard to which the Buyer has initiated within three months after asserting such claims in writing an arbitration proceeding according to the terms of this Agreement shall have been fully satisfied or resolved by the parties, the Seller shall (1) at all times maintain net assets or equity of not less than $1,500,000 and (2) within 30 days after the end of each fiscal quarter, furnish to the Buyer a balance sheet demonstrating compliance with the foregoing as of the end of such fiscal quarter, beginning with the fiscal quarter ending September 30, 2008.

(ii)                         In the event the Seller complies with the foregoing, it is understood that the Seller shall have no responsibility for (1) any warranties in § 3 hereof that do not relate specifically to the Shareholder or (2) any indemnification obligations as set forth in § 8 hereof.  In the event the Seller fails to comply with the foregoing, it is understood that the Seller and the Shareholder shall have joint and several liability for such warranties and indemnification obligations, subject to the limitations set forth in § 8.

(g) Access to Information.  Subject to compliance with contractual obligations and applicable requirements of law, during the five-year period following the Closing, after not less than five days prior written notice, the Buyer, on the one hand, and the Seller and the Shareholder, on the other shall each afford to the other Party, and to such Party’s authorized accountants, counsel, bank auditors and other designated representatives, during normal business hours in a manner so as to not unreasonably interfere with the conduct of its business (i) reasonable access and duplicating rights to all non-privileged records, books, contracts, instruments, documents, correspondence, computer data and other data and information (collectively, “Information”) within the possession or control of such Party to the extent such access may reasonably be required by the Party seeking access solely in connection with matters relating to or affected by the operations of the Business or the Seller, as to the Seller and the Shareholder, for periods prior to the Closing Date, and as to the Buyer, for periods on and after the Closing Date and (ii) reasonable access to the personnel of such Party.  Requests may be made under this §6(g) for financial reporting and accounting matters, preparing financial statements, preparing and filing of any Tax Returns, prosecuting any claims for refund, defending any Tax claims or assessment, preparing securities law or securities exchange filings, prosecuting, defending or settling any litigation or insurance claim, performing obligations under this Agreement and the agreements contemplated hereby, and all other proper business purposes, but may not be made, and access and duplicating rights need not be afforded, under this §6(g) in connection with disputes between the Parties, including disputes as to indemnification hereunder.

(h) Financial Statements.  Within the time periods mentioned in Schedule 6(h) or, if no time period is mentioned in Schedule 6(h), within 45 days after the Closing Date, the Selling Parties shall furnish to the Buyer the financial statements and information described on Schedule 6(h) attached hereto, and will otherwise cooperate with the Buyer to enable the Buyer to comply with its filing obligations under applicable securities laws.

(i) Trademarks.  The Parties agree that the trademarks listed in Schedule 6(i) shall not be transferred to the Buyer. The Buyer shall be entitled to use these trademarks free of charge for a term of one year starting from Closing Date to the same extent the Buyer has used these trademarks prior to the Closing Date. After the one year term has expired or in case the Buyer wishes to expand the use of these trademarks, the Selling Parties are free, but not obligated to enter into a licensing or a comparable agreement with the Buyer.

(j) Cost for Physical Inventory.  In the event this Agreement is closed before August 31, 2008, the Buyer shall be obligated to reimburse the Seller for any and all costs related to the pre-Closing physical inventory of the Inventories of Seller, if and to the extent Seller provides Buyer with invoices for any related expenses.

§ 7       [Reserved]

§ 8       Remedies for Breaches of This Agreement

(a) Survival of Representations and Warranties.  All of the representations and warranties of Seller contained in §3 of this Agreement shall survive the Closing (unless Buyer knew or did not know due to gross negligence of any misrepresentation or breach of a warranty at the time of Closing in which case Buyer shall not be entitled to make a claim for breach of a representation or warranty included in this Agreement) and continue in full force and effect until the end of the Survival Period.  A Party’s consummation of the transactions contemplated hereby after waiving any of the conditions to its obligation to close (including the condition that the other Party’s representations and warranties be true in all material respects) shall not limit or otherwise affect its rights to recover under this §8.

(b) Indemnification Provisions for Buyer’s Benefit.

(i)                          In the event either the Seller or (subject to § 6(f)) the Shareholder breaches any of its representations, warranties, and covenants contained in this Agreement, and, provided that Buyer makes a written claim for indemnification against Seller pursuant to §10(g) below within the Survival Period, then Seller and (subject to § 6(f)) the Shareholder shall jointly and severally indemnify Buyer from and against the entirety of any Adverse Consequences Buyer shall suffer (but excluding any Adverse Consequences Buyer shall suffer after the end of any applicable Survival Period and any incidental, consequential or special Adverse Consequences) caused by the breach; provided, however, that Seller shall not have any obligation to indemnify Buyer from and against any Adverse Consequences caused by the breach of any representations or warranties contained in this Agreement (A) until Buyer has suffered Adverse Consequences by reason of an individual breach in excess of $ $10,000, (B) until all such individual breaches equal to or in excess of $ 10,000 exceed a deductible of  $100,000 (after which point Seller will be obligated only to indemnify Buyer from and against further such Adverse Consequences) and thereafter (C) to the extent the Adverse Consequences Buyer has suffered by reason of any and all such breaches exceeds a $800,000 aggregate ceiling (after which point Seller will have no obligation to indemnify Buyer from and against further such Adverse Consequences) (D) to the extent that the Adverse Consequences arise from any matter of which Buyer had actual Knowledge or did not have actual Knowledge due to Buyer’s gross negligence at or prior to the Closing.

(ii)                         Seller and (subject to § 6(f)) the Shareholder jointly and severally agree to indemnify Buyer from and against the entirety of any Adverse Consequences the Buyer shall suffer caused by any liability of Seller that is not an Assumed Liability (including any liability of Seller that becomes a liability of Buyer under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law).

(iii)                        Each qualification and exception regarding materiality or Material Adverse Effect in each such representation or warranty, including those made in the certificate delivered at Closing, shall be disregarded and given no effect, so that Adverse Consequences are determined without regard to such qualifications and exceptions.

(c) Indemnification Provisions for Seller’s Benefit.

(i)                          In the event the Buyer breaches any of its representations, warranties, and covenants contained in this Agreement, and, provided that Seller makes a written claim for indemnification against Buyer pursuant to §10(g) below within the Survival Period, then Buyer shall indemnify the Seller from and against the entirety of any Adverse Consequences Seller shall suffer (but excluding any Adverse Consequences Seller shall suffer after the end of any applicable Survival Period and any incidental, consequential or special Adverse Consequences) caused by the breach; provided, however, that the Buyer shall not have any obligation to indemnify the Seller from and against any Adverse Consequences caused by the breach of any representations or warranties contained in this Agreement (A) until Seller has suffered Adverse Consequences by reason of an individual breach in excess of $10,000, (B) until all such individual breaches equal to or in excess of $10,000 exceed a deductible of  $100,000 (after which point Buyer will be obligated only to indemnify Seller from and against further such Adverse Consequences) and thereafter (C) to the extent the Adverse Consequences Seller has suffered by reason of any and all such breaches exceeds a $800,000 aggregate ceiling (after which point Buyer will have no obligation to indemnify Seller from and against further such Adverse Consequences) (D) to the extent that the Adverse Consequences arise from any matter of which Seller had actual Knowledge or did not have actual Knowledge due to Seller’s gross negligence at or prior to the Closing.

(ii)                         Buyer shall indemnify Seller from and against the entirety of any Adverse Consequences suffered that are caused by any liability of Seller that is an Assumed Liability or that are associated with or arise from the sale or use of the Acquired Assets after the Closing, including with respect to third party claims.

(d) Matters Involving Third Parties.

(i)                          If any third party notifies any Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against the other Party (the “Indemnifying Party”) under this §8, then the Indemnified Party shall promptly (and in any event within 5 Business Days after receiving notice of the Third-Party Claim) notify the Indemnifying Party thereof in writing.

(ii)                         The Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third-Party Claim with counsel of its choice; provided, however, that the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

(iii)                        Unless and until the Indemnifying Party assumes the defense of the Third-Party Claim as provided in §8(d)(ii) above, the Indemnified Party may defend against the Third-Party Claim in any manner it may reasonably deem appropriate.

In no event will the Indemnified Party consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).

(e) Insurance Claims.

All indemnification payments under this §8 shall be paid by the Indemnifying Party net of any insurance coverage to the extent that any proceeds of any insurance coverage are actually paid to the Indemnified Party. The Buyer shall be obligated to exhaust any of its insurance claims covering the damages leading to an indemnification payment under this §8. Before the Buyer has not exhausted such claims, the Buyer is not entitled to bring any claims against either of the Selling Parties under §§3 and 8 hereof.

(f) Claims regarding Non-Culp Suppliers Inventories.

In the event of a breach of §3(e)(i) the Buyer shall be obligated to exhaust any claims it may have against any suppliers of the Non-Culp Suppliers Inventories or any subcontractors processing the Non-Culp Suppliers Inventories with regard to the circumstances that lead to such breach. Before the Buyer has not exhausted such claims, the Buyer is not entitled to bring any claims against either of the Selling Parties under §§3(e)(i) and 8 hereof.

(g) Exclusive Remedy.  Buyer and Seller acknowledge and agree that the foregoing indemnification provisions in this §8 shall be the exclusive remedy of Buyer with respect to any Acquired Assets and Assumed Liabilities and any transactions contemplated by this Agreement.

§ 9       Termination

(a) Termination of Agreement.  This Agreement may be terminated at any time prior to the Closing:

(i)                          by mutual written consent of Seller and Buyer;

(ii)                         by written notice by Seller to Buyer or Buyer to Seller, as the case may be, in the event the Closing has not occurred on or prior to October 1, 2008 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this §9(a)(ii) shall not be available to any Party whose breach of this Agreement or delay or nonperformance of any term of this Agreement has been the primary cause of, or primarily resulted in, the failure to consummate the transactions contemplated by this Agreement or before the Outside Date;

(iii)                        by either Seller or Buyer if any court of competent jurisdiction or governmental entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Closing or the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this §9(a)(ii) shall not be available to any Party whose breach of this Agreement or delay or nonperformance of any term of this Agreement has been the primary cause of, or primarily resulted in, any such order, decree, ruling or other action, including, without limitation, such Party’s obligation to use its reasonable best efforts to resist, resolve or lift, as applicable, any such order, decree, ruling or other action;

(iv)                         by Seller upon a material breach by Buyer of any of its respective obligations under this Agreement; and

(v)                          by Buyer upon a material breach by Seller of any of its obligations under this Agreement.

(b) Effect of Termination.  If any Party terminates this Agreement pursuant to §9(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party (except for any liability of any Party then in breach); provided, however, that (i) the provisions contained in §10 below shall survive termination, except for §10(n), §10(o), §10(q), and that (ii) Buyer shall pay a Break Fee to reimburse the Selling Parties for any and all costs and expenses incurred in connection with the transaction contemplated herein if Seller terminates this Agreement pursuant to §9(a)(ii), (iii) or (iv) above or if Buyer terminates this Agreement for any reason other than as set forth in §9(a).

§ 10      Miscellaneous

(a) Press Releases and Public Announcements.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or the rules of any exchange on which its securities may be listed (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

(b) No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c) Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(d) Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

(e) Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f) Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) 1 Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) 1 Business Day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) 4 Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:	Copy to:
Bodet & Horst GmbH & Co. KG, Im Gewerbegebiet 9 09481 Elterlein Germany Attn.: Mr. Gerd-Hermann Horst Fax: +49 0373 4969-796	Baker & McKenzie Partnerschaft von Rechtsanwälten, Steuerberatern, Wirtschaftsprüfer und Solicitors Friedrichstraße 79/80 10117 Berlin Germany Attn.: Dr. Thorsten Seidel Fax: +49 30 2038 7699
If to Buyer:	Copy to:
Culp, Inc. 1823 Eastchester Street High Point, North Carolina 27265 Attn: Franklin N. Saxon Facsimile: (336) 887-7089	Robinson, Bradshaw & Hinson, P.A. 101 North Tryon Street, Suite 1900 Charlotte, North Carolina 28246 Attn: Henry H. Ralston Facsimile: (704) 378-4000

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(h) Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of North Carolina without giving effect to any choice or conflict of law provision or rule (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of North Carolina.

(i)                          Arbitration.  The Parties agree to resolve any disputes or disagreements arising under this Agreement or any of the other agreements executed in connection herewith (except for any claims seeking specific enforcement or other equitable relief, which may be brought in any court of competent jurisdiction) through arbitration as follows (an “Arbitration Dispute”):

(ii)                         With respect to any Arbitration Dispute, any Party may commence arbitration proceedings with the CPR Institute for Arbitration Dispute Resolution (“CPR”) office by filing a demand for arbitration in writing (a “Demand”) with the CPR and by simultaneously sending a copy of the Demand to the other parties.  The arbitration proceedings shall be governed by and decided in accordance with the CPR Rules for Non-Administered Arbitration then in effect, unless the parties to the arbitration shall mutually agree otherwise in writing.  Any evidentiary rules not expressly provided by the CPR Rules shall be determined in accordance with the Federal Rules of Evidence.  The arbitration shall be governed by the U.S. Arbitration Act, 9 U.S.C. § 1, et seq. and shall be administered under the procedures set forth herein.

(iii)                        The arbitrator to be selected (the “Arbitrator”) shall be one independent and impartial arbitrator selected pursuant to CPR Rule 6.4.

(iv)                         The arbitration shall be conducted in New York City, New York; provided that the Arbitrator may, for the convenience of the parties and without changing the sites of the arbitration proceeding, permit the taking of evidence outside of New York City, New York.

(v)                          The Arbitrator shall permit and facilitate discovery pursuant to CPR Rule 11, except each Party shall be limited to two depositions.  Within 30 days after selection of an arbitrator, the Party filing the demand for arbitration shall provide copies of all business documents and other evidence in its possession that support its demand.  Within 30 days of receipt of such information, the receiving Party shall produce all business documents and evidence that support its defense or response.  Thereafter, each Party shall have the right to such other discovery procedures as the Arbitrator may determine to be reasonably necessary for a fair understanding of any legitimate issue raised in the arbitration.

(vi)                         The award of the Arbitrator may be monetary damages, an order requiring performance of obligations under this Agreement or any other appropriate award or remedy, excluding, however, any award or remedy mentioned in §10(ix).  The Arbitrator may not make any ruling, finding or award that does not conform to the terms and conditions of this Agreement.  The award of the Arbitrator shall be accompanied by a written explanation of the basis for the award.

(vii)                        The fees and expenses of the Arbitrator shall be shared equally by the parties and advanced by them from time to time as required; provided that, at the conclusion of the arbitration, the prevailing Party shall be entitled to recover all attorneys’ fees, filing fees, costs, including the costs of the arbitration previously advanced, expert fees and costs, and related expenses from the non-prevailing Party and such recovery shall be made part of any judgment or arbitration award.

(viii)                       An appeal of an arbitration award arising out of or related to this Agreement may be taken under the CPR Arbitration Appeal Procedure.  The award rendered by the Arbitrator, after any appeal taken pursuant to the foregoing, shall be final and not subject to judicial review, and judgment thereon may be entered in any court of competent jurisdiction.  Any amount owing by any Person as a result of this § 10(i) shall be paid within two Business Days after final determination of such amount.

(ix)                         Notwithstanding anything to the contrary provided in this § 10(i) and without prejudice to the above procedures, any of the parties may apply to any court of competent jurisdiction for temporary injunctive judicial relief if such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitration panel is convened and available to hear such Party’s request for temporary relief.

(i) Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller.  No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j) Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k) Expenses.  Each of Buyer and the Selling Parties will bear its/their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that Buyer will also bear all of the costs and expenses relating to the preparation and audit of the Closing Balance Sheet and the Schedule of Closing Net Working Capital (but not any fees or expenses of any advisors or accountants engaged by the Seller or the Shareholder, and not the fees and expenses of the Accounting Expert, responsibility for which shall be divided evenly between the Buyer, on the one-hand, and the Seller, on the other).  If this Agreement is terminated, the obligation of each party to pay its own costs and expenses will be subject to any rights of such party arising from a breach of this Agreement by the other party.

(l) Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.

(m) Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(n) Tax Matters.

(i)                          Property and ad valorem taxes with respect to the Acquired Assets for the period that includes the Closing Date shall be allocated between Seller and Buyer based on a percentage determined by dividing the number of days in such period occurring prior to the Closing Date, divided by the number of days in such period.  Such percentage of tax will be allocated to the Seller and the remainder shall be allocated to the Buyer.

(ii)                         Seller and Buyer shall cooperate in the preparation, execution and filing of all tax returns, questionnaires, applications or other documents regarding any sales, use, excise, documentary, conveyance, transfer, value, stock transfer, stamp taxes or similar taxes that become payable in connection with the transactions contemplated by this Agreement.  All such taxes shall be borne by Buyer.

(iii)                        Seller and Buyer agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books and records) relating to the Acquired Assets as is reasonably necessary for the preparation of any tax return, claim for refund or audit or other tax matter relating to any of the Acquired Assets, including the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment of taxes.

(iv)                         To the extent permitted by applicable law, the parties agree to treat all payments made under § 8 or under any other indemnity provision contained in this Agreement as adjustments to the Purchase Price for income tax purposes.

(o) Bulk Transfer Laws.  Buyer acknowledges that Seller will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

(p) Governing Language.  This Agreement has been negotiated and executed by the Parties in English.  In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

(q) Tax Disclosure Authorization.  Notwithstanding anything herein to the contrary, the Parties (and each Affiliate and Person acting on behalf of any Party) agree that each Party (and each employee, representative, and other agent of such Party) may disclose to any and all Persons, without limitation of any kind, the transaction’s tax treatment and tax structure (as such terms are used in regulations promulgated under Code §6011) contemplated by this agreement and all materials of any kind (including opinions or other tax analyses) provided to such Party or such Person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws.  This authorization is not intended to permit disclosure of any other information including (without limitation) (A) any portion of any materials to the extent not related to the transaction’s tax treatment or tax structure, (B) the identities of participants or potential participants, (C) the existence or status of any negotiations, (D) any pricing or financial information (except to the extent such pricing or financial information is related to the transaction’s tax treatment or tax structure), or (E) any other term or detail not relevant to the transaction’s tax treatment or the tax structure.

* * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

CULP, INC.
By:	/s/ Franklin N. Saxon
Name:	Franklin N. Saxon
Title:	President and CEO

BODET & HORST USA, LP
BY
BODET & HORST Corporation, its General Partner
By:	/s/ Gerd-Hermann Horst
Name:	Gerd-Hermann Horst
Title:	President

BODET & HORST GMBH & CO. KG
BY
Horst-Beteiligungs GmbH
By:	/s/ Gerd Hermann Horst
Name:	Gerd-Herman Horst
Title:	Geschäftsführer